Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sigilon Therapeutics Inc. of our report dated March 14, 2022 relating to the financial statements, which appears in Sigilon Therapeutics Inc. Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 14, 2022